EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

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                                                         Exhibit 21

           FIRST FINANCIAL CORPORATION AND SUBSIDIARIES

                  SUBSIDIARIES OF THE REGISTRANT





Name Under Which Subsidiary              State of Incorporation    Percentage
     Does Business                         or Organization        of Ownership


First Financial Insurance Agency, Inc.          Arkansas               100.0%
First Financial Credit Corporation              Delaware               100.0%
PreOwned Homes, Inc.                            Delaware               100.0%
Mobile Home Conveyors and Liquidators, Inc.     Delaware               100.0%
First Advisory Services, Inc.                   Delaware               100.0%
Shelter Resources, Inc.                         Delaware               100.0%
Apex Lloyds Insurance Company                      Texas               100.0%
Texas Apex, Inc.                                   Texas               100.0%
Key Group, Ltd.                                    Texas                52.9%



The following are 100% owned Subsidiaries of Key Group, Ltd.:

First Preference Holdings, Inc.                    Texas
First Preference Mortgage Corp.                    Texas
First Preference Financial Corp.                   Texas
First Financial Information Services, Inc.      Delaware

Security Washington Avenue Corp.                Delaware